Exhibit 10.2

FORM OF DIRECTOR CASH AWARD AGREEMENT

THIS CASH AWARD AGREEMENT (the “Agreement”), effective                  (the “Agreement Date”), is made by and between Premier, Inc., a Delaware corporation (the “Company”), and the undersigned non-employee director of the Company (the “Grantee”). The grant date for this Cash Award is                  (the “Grant Date”).

WHEREAS, in accordance with the terms of the Director Compensation Policy of the Board, the Committee has determined that it would be to the advantage and best interest of the Company and its stockholders to grant the opportunity to earn the cash award provided for herein to the Grantee as an incentive for efforts during his or her term with the Company, and has advised the Company thereof and instructed the undersigned officer to enter into this Agreement to evidence this Cash Award opportunity.

NOW, THEREFORE, in consideration of the mutual covenants herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Whenever the following terms are used in this Agreement, they shall have the meanings specified below.

“Board” means the Board of Directors of the Company.

“Cash Award” shall mean the cash award opportunity provided by the Company to the Grantee as evidenced by this Agreement.

“Change in Control” shall have the meaning given to it (including any related defined terms) in Section 13.3 of the Premier, Inc. 2013 Equity Incentive Plan (as amended and restated effective December 4, 2015), as amended through the date hereof.

“Code” shall mean the Internal Revenue Code of 1986 (and any successor thereto), as amended from time to time. References to a particular section of the Code include references to regulations and rulings thereunder and to successor provisions.

“Committee” shall mean the Compensation Committee of the Board.

“Disability” shall mean any of the following: (i) the Grantee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, or the Grantee’s entitlement to and receipt of disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; (ii) the Grantee is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of at least twelve months, receiving disability benefits under a disability insurance program that pays benefits on the basis of the foregoing definition; or (iii) the Grantee is determined to be totally disabled by the Social Security Administration or Railroad Retirement Board.

“Section 409A” shall mean Section 409A of the Code and the applicable regulations or other guidance issued thereunder.

“Separation from Service” shall mean a termination of the Grantee’s service as a director of the Board (regardless of the reason therefor) that constitutes a separation from service as defined in Section 409A or applicable regulations or other guidance in effect thereunder.

ARTICLE II

GRANT OF CASH AWARD

2.1    Grant of Cash Award.    The Company has granted to the Grantee on the Grant Date this Cash Award with respect to the cash amount set forth on the signature page hereto. The grant of the Cash Award has been made in consideration of the services to be rendered by the Grantee to the Board.

2.2    No Obligation of Service.    Nothing in this Agreement shall confer upon the Grantee any right to continue in the service on the Board or interfere with or restrict in any way the rights of the Board, which are hereby expressly reserved, to terminate the service of the Grantee at any time for any reason whatsoever.

2.3    Change in Control.    In order to maintain Grantee’s rights with respect to the Cash Award evidenced hereby, upon the occurrence of a Change in Control, the Committee may take any actions with respect to the Cash Award or make any modifications to the Cash Award as it deems appropriate to reflect such Change in Control.

ARTICLE III

VESTING OF CASH AWARD

3.1    Vesting.    Subject to Sections 3.2 and 3.3, the Cash Award shall vest in full on the first anniversary of the Grant Date.

3.2    Acceleration Events.    Notwithstanding the provisions of Section 3.1:

(a)	In the event of the Grantee’s Disability or death, the Grantee shall immediately vest in a portion of the Cash Award equal to the full amount of the Cash Award granted times a fraction, the numerator of which is the number of days of active service elapsed since the Grant Date and the denominator of which is 365; and

(b)	In the event that the Grantee is serving as a director on the Board at the time of a Change in Control, the Cash Award shall vest in full.

3.3    Effect of Separation from Service.    Except as otherwise provided in Section 3.2, no unvested portion of the Cash Award shall become vested following the Grantee’s Separation from Service, and any unvested portion of the Cash Award shall be immediately and automatically forfeited upon the Grantee’s Separation from Service.

ARTICLE IV

SETTLEMENT OF CASH AWARD

4.1    Calculation of Settlement Amount.    Subject to the terms of this Agreement, as soon as administratively feasible following the first to occur of (a) the first anniversary of the Grant Date or (b) the date an acceleration event occurs pursuant to Section 3.2 (each such date, a “Computation Date”), and in no event later than sixty (60) days following the applicable Computation Date, the Company shall pay to the Grantee the amount of cash equal to such vested portion of the Cash Award. No interest shall accrue or be payable on the Cash Award at any time prior to payment of such Cash Award.

4.2    Forfeiture of Unvested Portion of Cash Award.    To the extent that the Grantee does not vest in a portion of the Cash Award, all interest in such portion of the Cash Award shall be forfeited upon the Grantee’s Separation from Service. The Grantee has no right or interest in any portion of the Cash Award that is forfeited.

ARTICLE V

MISCELLANEOUS

5.1    Tax Consequences.    Unless otherwise specifically provided in another agreement between the Company and the Grantee, the Company shall not be liable or responsible for any tax of the Grantee relating to the Cash Award, and the Grantee agrees to be responsible for, any and all such taxes with respect to the Cash Award.

5.2    Administration.    The Committee has the power to interpret the Cash Award and this Agreement. All actions taken and all interpretations and determinations made by the Committee shall be final and binding upon the Grantee, the Company and all other interested persons. No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Cash Award. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under this Agreement.

5.3    Cash Award Not Transferable.    Neither the Cash Award nor any interest or right therein or part thereof shall be liable for the debts, contracts or engagements of the Grantee or his or her successors in interest or shall be subject to disposition by transfer, alienation, anticipation, pledge, encumbrance, assignment or any other means whether such disposition is voluntary or involuntary or by operation of law by judgment, levy, attachment, garnishment or any other legal or equitable proceedings (including bankruptcy), and any attempted disposition thereof shall be null and void and of no effect; provided, however, that this Section 5.3 shall not prevent transfers by will or by the applicable laws of descent and distribution.

5.4    Section 409A.

(a) To the extent applicable, this Agreement is intended to comply with Section 409A so that the income inclusion provisions of Section 409A(a)(1) of the Code do not apply to Grantee, and this Agreement shall be construed, interpreted and administered in a manner that is consistent with this intent and the requirements for avoiding additional taxes or penalties under Section 409A. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Grantee on account of Section 409A.

(b) Except as permitted under Section 409A, any nonqualified deferred compensation (within the meaning of Section 409A of the Code) payable to a Grantee or for the Grantee’s benefit under this Agreement and grants hereunder may not be reduced by, or offset against, any amount owing by the Grantee to the Company or any of its subsidiaries.

(c) In the event that the Company determines that any amounts payable hereunder may be taxable to the Grantee under Section 409A prior to the payment and/or delivery to the Grantee of such amount, the Committee may adopt such amendments to the Agreement, and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Committee determines necessary or appropriate to preserve the intended tax treatment of the benefits provided by the Cash Award and this Agreement.

5.5    Titles.    Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

5.6    Pronouns.    The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates.

5.7.    Amendment.    The Committee may amend this Agreement at any time; provided, however, that subject to Section 5.4 above, no such amendment shall materially impair the rights of the Grantee unless reflected in a writing that is executed by the parties hereto that specifically states that it is amending this Agreement.

5.8    Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

5.9.    Governing Law.    The laws of the State of Delaware shall govern the interpretation, validity and performance of this Agreement regardless of the law that might be applied under principles of conflicts of laws.

5.10    Successors.    All obligations of the Company under this Agreement with respect to the Cash Award shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

5.11    Counterparts.    This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signatures to this Agreement transmitted by facsimile, electronic mail, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

[Signature Page to Follow]

IN WITNESS WHEREOF, the Company by one of its duly authorized officers has executed this Cash Award Agreement as of the day and year first above written.

PREMIER, INC.

By:

Its:

Please indicate your acceptance of the terms and conditions of this Cash Award Agreement by signing in the space provided below and returning a signed copy of this Cash Award Agreement to the Company. IF A FULLY EXECUTED COPY OF THIS CASH AWARD AGREEMENT HAS NOT BEEN RECEIVED BY THE COMPANY BY                         , THE AWARD UNDER THIS CASH AWARD AGREEMENT SHALL BE CANCELLED.

BY SIGNING BELOW, YOU ACKNOWLEDGE AND AGREE THAT YOU HAVE RECEIVED A COPY OF THIS CASH AWARD AGREEMENT AND ARE FAMILIAR WITH THE TERMS AND PROVISIONS THEREOF. YOU HAVE REVIEWED THIS CASH AWARD AGREEMENT IN ITS ENTIRETY, HAVE HAD AN OPPORTUNITY TO OBTAIN THE ADVICE OF COUNSEL PRIOR TO EXECUTING THIS CASH AWARD AGREEMENT AND FULLY UNDERSTAND ALL PROVISIONS OF THIS CASH AWARD AGREEMENT. FINALLY, YOU HEREBY AGREE TO ACCEPT AS BINDING, CONCLUSIVE AND FINAL ALL DECISIONS OR INTERPRETATIONS OF THE COMMITTEE (OR THE BOARD, AS APPLICABLE) UPON ANY QUESTIONS ARISING UNDER THIS CASH AWARD AGREEMENT.

The undersigned hereby accepts, and agrees to, all terms and provisions of this Cash Award Agreement.

By:

Name:

Cash Award Amount: